Exhibit 10.12

DATA DOMAIN, INC.

3400 Hillview Bldg 3

Palo Alto, CA 94304

January 13, 2006

Mr. Daniel McGee

Dear Dan:

Data Domain, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Vice President Engineering and you will initially report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Cash Compensation. The Company will pay you a starting salary at the rate of $200,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. The Company shall pay you a signing bonus of $25,000 on the first payroll date following your commencement of employment. If you resign from the Company before completing 12 months of continuous service, then you shall immediately return the full amount of the signing bonus to the Company in a check made payable to the Company. In addition, you will be eligible for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Your target bonus will be equal to $50,000. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

2. Employee Benefits; Relocation. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. These benefits are described in the employee benefit summary that I have enclosed with this letter agreement. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation

Daniel McGee

January 13, 2006

policy, as in effect from time to time. Following your commencement of employment, the Company will reimburse the reasonable expenses of moving you, your family and your household goods from your current residence to the San Francisco Bay Area up to a maximum reimbursement of $15,000 upon presentation of itemized statements and receipts subject to all applicable withholding taxes. The moving expenses that are eligible for reimbursement are as follows: actual costs of moving your household goods from your residence to the San Francisco Bay Area, coach transportation to fly you and your family to the San Francisco Bay Area, and storage of household goods. Following your relocation, the Company will pay you the difference between $15,000 and your actual reimbursed expenses as a cash lump sum, subject to all applicable withholding taxes, to assist you with miscellaneous relocation costs.

3. Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 490,000 shares of the Company’s Common Stock. The exercise price per share will not exceed the fair market value per share of the Company’s Common Stock, as determined by the Board of Directors or the Compensation Committee as of the later of (a) the date the option is granted or (b) your first day of employment. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2002 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

If the Company is subject to a Change in Control (as defined in the Plan) before your service with the Company terminates and you are subject to an Involuntary Termination within 12 months following such Change in Control, then the number of shares under your option in which you are then vested will be determined by adding 50% of the then unvested shares.

4. Severance Pay. If the Company terminates your employment for any reason other than Cause or Permanent Disability, then the Company will continue to pay your base salary for a period of 3 months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the 3-month period following the termination of your employment, (b) the expiration of your continuation coverage under COBRA or (c) the date you become eligible for substantially equivalent health insurance coverage in connection with new employment.

Daniel McGee

January 13, 2006

However, this Section 5 will not apply unless you (a) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have returned all Company property. Moreover, the amount of the salary continuation payments under this Section 5 will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County in connection with any Dispute or any claim related to any Dispute.

Daniel McGee

January 13, 2006

9. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a material failure to comply with the Company’s written policies or rules, (c) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (d) gross misconduct. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging you without Cause.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated more than 35 miles.

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on January __, 2006. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before February 15, 2006.

If you have any questions, please call me.

Very truly yours,

DATA DOMAIN, INC.

/s/ Frank Slootman
Frank Slootman
Chief Executive Officer and President

Daniel McGee

January 13, 2006

I have read and accept this employment offer:

/s/ Daniel McGee
Signature of Daniel McGee

Dated:	1-17-06

Attachment

Exhibit A: Proprietary Information and Inventions Agreement